Exhibit 99.1

WPX Energy, Inc. (NYSE:WPX) www.wpxenergy.com

DATE: Feb. 10, 2014

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Provides Update on 2013 Results

TULSA, Okla. – WPX Energy (NYSE:WPX) announced today that its 2013 fourth-quarter and full-year financial results will include the impact of up to $1.4 billion in pre-tax impairment charges.

The non-cash charges are a result of a decline in forward market natural gas prices particularly in the Northeast, where Appalachia pricing declined 26 percent in the fourth quarter and 34 percent overall during 2013. NYMEX pricing also declined 18 percent throughout 2013.

This necessitated a review and subsequent write down of the carrying value of certain proved and unproved natural gas properties. These charges also include impairments of the costs of acquired unproved reserves, unproved leasehold and an equity method investment.

Approximately $1.1 billion of the estimated charges relates to Appalachian properties, with the remaining majority of the balance attributable to Powder River properties. The impairment relating to unproved leasehold will be reported as a component of exploration expense.

Management will discuss WPX’s 2013 results during a webcast on Feb. 27 starting at 10 a.m. Eastern. Participants are encouraged to access the event and the corresponding slides at www.wpxenergy.com.

About WPX Energy, Inc.

WPX Energy is an independent exploration and production company formed during a spinoff two years ago. Overall, WPX has more than 30 years of experience in its sector, with nearly 40 local, state and federal awards for efficiency, innovation and corporate social responsibility.

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This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.